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Exhibit 10.47.1

September 9, 2002

Thomas B. King
5059 Sedgwick Street NW
Washington, DC 20016

Dear Tom:

As you are aware, Standard & Poor's and Moody's Investors Service recently downgraded the credit ratings of the PG&E National Energy Group (the "Company") and two of its subsidiaries to below investment grade. While disappointing, these downgrades are in keeping with the rating agencies' larger overall review of the energy sector. In response to the downgrades and the challenging market conditions affecting our sector of the energy industry, the Company has embarked upon a major cost reduction effort with the goal of achieving a reduction of at least $40 million in annual operating expenses.

In order to encourage you to continue your contribution to the success of the Company amidst these challenging and disruptive business conditions, you are being provided with a retention award subject to the terms and conditions set forth in this letter (the "Letter") and the PG&E National Energy Group Management Retention Program (the "Program").

1.
Retention Award
a.
Retention Award Amount—Your award will be an amount equal to fifty percent (50%) of your base salary as of the first business day of September 2002 (the "Retention Award").

b.
Timing of Payment—One third of the Retention Award is payable as soon as reasonably practicable after January 15, 2003. The remaining two thirds is payable on the earlier of on the first business day in October 2003 or should your employment with the Company cease through no fault of your own, as soon as reasonably practicable following any such event.

c.
Forfeiture of Retention Award—You will not be entitled to any Retention Award and shall forfeit any claim to the Retention Award if any of the following occur:
(i)
voluntary termination, or termination of employment for cause; or

(ii)
retirement.
2.
Other Benefits—The opportunity to earn the Retention Award is in addition to other compensation and benefits for which you otherwise may be eligible under any plan in which you are eligible to participate during or at the time of your termination of employment. Because this Retention Award represents a unique payment to you, this amount will not be considered in calculating salary-related benefits (e.g., 401(k) plan deferrals and retirement plan benefits).

3.
Withholding—All federal, state, city or other taxes that are required to be withheld pursuant to any applicable law or regulation, will be deducted from your Retention Award payment.

4.
Resolution of Disputes—The Plan Administrator (as defined in the Program) or its designee, is responsible for the interpretation of this Letter and the Program. The Plan Administrator shall have sole and absolute discretion to resolve any questions, ambiguities or disputes arising under this Letter and the Program, and its decision shall be final and binding.

Thomas B. King
September 9, 2002

5.
Disclosure—As a condition of receipt of the Retention Award, you agree that you will not disclose, publicize, or circulate to anyone in whole or in part, any information concerning the existence, terms, and/or conditions of this Program without the express written consent of the Chief Legal Officer of the Company unless required by court order or law. Notwithstanding the preceding sentence, you may disclose the terms and conditions of this program to your immediate family members, and any attorneys or tax advisors, if any, to whom there is a bona fide need for disclosure in order for them to render professional services to you, provided that you first instruct each affected family member, attorney, and tax advisor that he/she must keep the information confidential and may not make any disclosure of the terms and conditions of this Program, unless required by court order or law.

6.
No Guarantee of Employment—Nothing in this Letter guarantees you any specific term of employment or specific assignment. Nothing in this Letter shall constitute a contract of employment, implied or otherwise, for a specified duration. Additionally, the Company is an employment-at-will company, unless otherwise specified in a written individual employment contract or collective bargaining agreement. Under employment-at-will, either the Company and/or the employee may terminate the employment relationship at any time, for any reason, with or without notice or cause.

Sincerely,

Thomas G. Boren
Executive Vice President

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  Exhibit 10.47.1